Exhibit 3.1

CEDAR REALTY TRUST, INC.

ARTICLES OF AMENDMENT

Cedar Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: The Corporation desires to, and does hereby, amend the charter of the Corporation as currently in effect (the “Charter”) pursuant to Sections 2-601 et seq. of the Maryland General Corporation Law.

SECOND: The Charter of the Corporation is hereby amended by deleting therefrom in its entirety the existing Paragraph F of Article V, and renumbering the existing Paragraph G of Article V as the new Paragraph F of Article V.

THIRD: The foregoing amendments to the Charter as set forth in these Articles of Amendment were duly advised by the Board of Directors of the Corporation and approved by the stockholders of the Corporation as required by law.

FOURTH: These Articles of Amendment shall be effective upon filing with the Department.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Executive Vice President, Chief Financial Officer and Treasurer, and attested to by its Secretary, on this 4th day of May, 2018.

CEDAR REALTY TRUST, INC.

By:	/s/ Philip R. Mays
Philip R. Mays
Executive Vice President, Chief Financial Officer and Treasurer

ATTEST:

By:	/s/ Adina G. Storch
Adina G. Storch
Corporate Secretary